Exhibit 99.1

VIRTUAL PIGGY ADDS DARR ALEY TO ITS BOARD OF DIRECTORS

RapidBuyr Chairman and Co-Founder and Amazon Alumni, Joins the Virtual Piggy Team

PHILADELPHIA, PA. – June 5, 2012 – Virtual Piggy, Inc. (OTCBB: VPIG), an innovator in safe-online youth purchasing, today announced the appointment of Darr Aley to the company’s board of directors.

“Having worked in the e-commerce space for more than a decade I totally understand the need for a solution to allow the U18 group to be able to spend safely online,”, said Darr Aley.  “I am excited to join the Board of Directors as I believe that Virtual Piggy provides a timely solution for retailers, parents and children.”

While head of corporate development and M&A at Amazon, Aley was responsible for leading and managing negotiations for several of the first acquisitions that expanded Amazon’s global footprint in retail and technology.  Prior to this he was hired out of Accenture by Amazon to help build their e-Commerce ASP Services business, focused on selling Amazon’s best in breed retail solutions to F500 global retailers. This grew to become a $700M business unit for Amazon between 2001 and 2005.

“Darr is going to be a huge asset to our Board of Directors,” said Virtual Piggy CEO and Founder Dr. Jo Webber.  “His vast experience in retail and technology along with his entrepreneurial spirit makes Darr a great fit in the Virtual Piggy family.”

Aley is the co-founder of RapidBuyr, a B2B daily deal site that provides millions of small and midsize businesses with products and services that they need such as hardware, software, web development, design and much more.  Darr also serves as the Co-Chairman of American Mojo, a U.S. branded manufacturer focused on creating sustainable careers for at-poverty level families that is building a social impact venture focused on providing onshore soft goods made-to-order and  short-run manufacturing for many US retail brands.

Additionally, as an entrepreneur Aley has been involved with several companies in business development/marketing positions whose successful exits have totaled over $700M.

About Virtual Piggy, Inc.
Virtual Piggy, Inc. is the first e-commerce solution that enables kids to manage and spend money within a parent-controlled environment.  The technology company delivers online security platforms designed for the Under 18 age group in the global online market, and also enables online businesses the ability to function in a manner consistent with the Children’s Online Privacy Protection Act (“COPPA”) and similar international children’s privacy laws.  Virtual Piggy enables the Under 18 audience to play, transact and socialize in a secure online environment guided by parental permission, oversight and control.  The company is based in Philadelphia, PA and on the Web at: www.virtualpiggy.com

Media Contact:
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